Exhibit (a)(1)(G)
FLEXTRONICS INTERNATIONAL LTD.
July 14, 2009
OFFER TO EXCHANGE
CERTAIN STOCK OPTIONS
FOR REPLACEMENT STOCK OPTIONS
AGREEMENT TO TERMS OF ELECTION
By participating in Flextronics’s offer to exchange certain stock options for replacement stock options (the “Exchange Offer”), I acknowledge and agree to all of the following terms:
1. I surrender to Flextronics for exchange those eligible stock option grants marked with a “Yes” in the column labeled as “Tender” and “Exchange” in the table on the Election Form Page and understand that, upon acceptance by Flextronics, this election will constitute a binding agreement between Flextronics and me.
2. I understand that if I validly surrender eligible options for exchange, and such eligible options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible options and I will receive in exchange a lesser amount of replacement options with a new exercise price.
3. I understand that all replacement options granted to me in the Exchange Offer will have a new vesting schedule of two, three or four years, depending on the existing vesting schedule, at the time the replacement options are granted, of the option grants that are surrendered for cancellation in the exchange. Under the new vesting schedule, none of my replacement options will be vested at the time of the exchange. Rather, each replacement option grant will vest with respect to 25% of the shares on the first anniversary of the grant date, with the remaining options vesting in equal monthly installments over the remaining vesting term of one, two or three years, in each case so long as I continue to remain employed by Flextronics or one of its subsidiaries during such periods.
4. I understand that the exercise price for the replacement options will be equal to the closing price of Flextronics’s ordinary shares on the NASDAQ Global Select Market on the date the replacement options are granted.
5. I understand that (i) the future value of Flextronics’s ordinary shares is unknown and cannot be predicted with certainty; (ii) if the ordinary shares do not increase in value, the replacement options will have no value; and (iii) if I exercise the replacement options and acquire Flextronics’s ordinary shares, the value of such shares may increase or decrease in value, even below the exercise price of the exercised replacement options.
6. I understand that the replacement options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether my surrendered stock option grants were incentive stock options or non-qualified stock options.
7. I understand that the replacement options will be subject to the terms and conditions of new award agreements, including any country-specific exhibits thereto, and of the company’s 2001 Equity Incentive Plan, the company’s 2002 Interim Incentive Plan or the Solectron Corporation 2002 Stock Plan, depending on the plan governing the terms of the surrendered stock option grants. By participating in the Exchange Offer, I agree to execute and deliver a new award agreement for each of my replacement stock option grants, including any country-specific exhibits thereto.
8. I acknowledge that Flextronics has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

9. To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I understand that I must be actively employed by Flextronics or one of its subsidiaries on the date the Exchange Offer commences and must remain actively employed by Flextronics or one of its subsidiaries through the date that replacement options are granted.
10. I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Flextronics or one of its subsidiaries. The terms of my employment with Flextronics remain unchanged. I understand that Flextronics cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the replacement option grant date, until the replacement options are fully vested or thereafter.
11. I understand that in accordance with Section 11 of the Offer to Exchange, Flextronics may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any eligible stock options surrendered for exchange but not accepted by Flextronics will remain in effect with their current terms and conditions.
12. I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires, or if Flextronics has not accepted the tendered options after the expiration of 40 business days from the commencement of the Exchange Offer. Subject to the foregoing, I understand that my election to surrender my eligible stock options will be irrevocable at the expiration of the Exchange Offer, scheduled to be 2:00 p.m., Pacific Time, on Tuesday, August 11, 2009, unless the offering period is extended by Flextronics.
13. I understand that decisions with respect to future grants of options under Flextronics’s equity incentive plans (the “Plans”), if any, will be at the sole discretion of Flextronics.
14. I understand that the Exchange Offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of options.
15. I understand that: (i) the value of any Flextronics shares obtained upon exercise of the replacement options made pursuant to the Exchange Offer is an extraordinary item which is outside the scope of my employment contract, if any; and (ii) the replacement options and the shares acquired upon exercise are not part of normal or expected compensation for any purpose, including but not limited to the purposes of calculating any severance pay, resignation payments, dismissal payments, redundancy payments, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
16. I understand that no claim or entitlement to compensation or damages shall arise from the forfeiture of the right to participate in the Exchange Offer or the Plans resulting from termination of my employment with Flextronics or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release Flextronics and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.
17. Regardless of any action that Flextronics or its subsidiaries take with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Exchange Offer or the replacement options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Flextronics or its subsidiaries, if any. I further acknowledge that Flextronics and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the replacement options, including, but not limited to, the exchange of eligible options, the grant, vesting or exercise of the replacement options, the issuance of shares upon exercise and the subsequent sale of shares acquired pursuant to such exercise; and (ii) do not commit to and are under no obligation to structure the terms of the Exchange Offer or replacement options to reduce or eliminate my liability for Tax-Related Items or to achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the replacement options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Flextronics and/or its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Flextronics and its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of my new award agreement, including any country-specific exhibits thereto, and the company’s 2001 Equity Incentive Plan, the company’s 2002 Interim Incentive Plan or the Solectron Corporation 2002 Stock Plan, depending on the plan governing the terms of the surrendered stock option grants.
18. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Exchange Offer and my applicable option award agreement by and among, as applicable, my employer, Flextronics and its subsidiaries, for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer and the Plans. I understand that Flextronics and my employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of or directorships held in Flextronics or any subsidiaries, details of all options or any other entitlement to shares of Flextronics that have been awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plans (collectively, “Personal Data”). I understand that Personal Data will be transferred to UBS Financial Services Inc. or one of its affiliates (collectively, “UBS”) and to any other third party assisting in the implementation, administration and management of the Plans. I understand that the recipients of the Personal Data may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Personal Data by contacting my local human resources representative. I authorize Flextronics, my employer, UBS and any other recipients of Personal Data which may assist Flextronics (presently or in the future) with implementing, administering and managing the Exchange Offer and the Plans to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing my participation in the Exchange Offer and the Plans, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares purchased upon exercise of the replacement options. I understand that Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Exchange Offer and the Plans. I understand that I may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case with cost, by contacting in writing my local human resources representative. I understand that refusal or withdrawal of consent may affect my ability to participate in the Exchange Offer or the Plans. I understand that I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent.
19. I hereby relinquish to Flextronics all of my right, title and interest in and to all of the eligible option grants that I am electing to exchange as specified in the table above.
20. I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock option grants marked with a “Yes” in the column labeled as “Tender” and “Exchange” in the table on the Election Form Page and that, when and to the extent such eligible stock option grants are accepted by Flextronics, such eligible stock option grants will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock option grants will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock option grants or replacement stock option grants, or my spouse or registered domestic partner has consented to and agreed to be bound by this election form. Upon request, I will execute and deliver any additional documents deemed by Flextronics to be necessary or desirable to complete the exchange of the eligible stock option grants that I am electing to exchange.
21. I agree to all of the terms and conditions of the Exchange Offer, as set forth in this Agreement to Terms of Election, the Offer to Exchange Certain Stock Options for Replacement Stock Options, dated as of July 14, 2009, and the other documents relating to the Exchange Offer and referred to therein or in the Schedule TO that Flextronics has filed with the Securities and Exchange Commission.